UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2005 (October 5, 2005)

Behringer Harvard REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1605
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On October 5, 2005, Behringer Harvard REIT I, Inc. (which may be referred to as the “Registrant,” “we,” “our” and “us”) acquired a 24-story office building containing approximately 334,196 rentable square feet with a four-level underground parking garage and an attached seven-level parking garage located on approximately 1.23 acres of land in Knoxville, Tennessee (“Riverview Tower”) through Behringer Harvard Operating Partnership I LP, our operating partnership. The total contract purchase price of Riverview Tower, exclusive of closing costs and initial escrows, was $41,000,000. We paid the full amount of the purchase price from proceeds of our offering of common stock to the public.

The purchase price for the transaction was determined through negotiations between the Riverview Tower sellers, HPW Family Partnership, LLC, Lawler Family Partnership, LLC and Riverview Partners, LLC, all unaffiliated third parties (the “Sellers”), and Behringer Advisors LP, our advisor, and its affiliates. In evaluating Riverview Tower as a potential acquisition and determining whether the amount of consideration to be paid was appropriate, a variety of factors were considered, including overall valuation of net rental income (defined as revenues from the tenants from rent and expense reimbursements less Riverview Tower’s actual operating expenses), expected capital expenditures, costs of physical plant maintenance, location, environmental issues, demographics, quality of tenants, length of leases, price per square foot and occupancy. Our advisor believes that Riverview Tower is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained, adequately insured and has been professionally managed.

Riverview Tower, which was originally constructed in 1985, is 95% leased and includes the following major tenants: Alcoa, Inc., formerly known as Aluminum Company of America (“Alcoa”); Branch Banking & Trust Company (“BB&T”); Woolf, McClane, Bright, Allen & Carpenter, PLLC (“Woolf”); and Lawler-Wood, LLC (“Lawler”).

Alcoa, the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, leases 55,780 square feet of Riverview Tower for an annual rent of $819,929 under a lease that expires in July 2012 with no renewal options available.

BB&T, one of the top financial holding companies in the U.S. with affiliates in the insurance services, retail brokerage, retail insurance brokerage, and investment services industries, leases 47,562 square feet of Riverview Tower for an annual rent of $700,965 under a lease that expires in December 2013 with six five-year renewal options available.

Woolf, a law firm that provides legal services principally in the Southeastern U.S., leases 25,775 square feet of Riverview Tower for an annual rent of $355,696 under a lease that expires in September 2007 with one five-year renewal option available.

Lawler, a commercial real estate developer, leases 16,666 square feet of Riverview Tower for an annual rent of $241,663 under a lease that expires in December 2008 with no renewal options available.

HPT Management Services LP (the “Riverview Tower Property Manager”), our affiliate, has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of Riverview Tower. Among other things, the Riverview Tower Property Manager has the authority to negotiate and enter into leases of Riverview Tower on our behalf (in substantial conformance with approved leasing parameters and the operating plan), to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses. The Riverview Tower Property Manager has subcontracted certain of its on-site management and leasing services to Lawler-Wood, LLC, a tenant in Riverview Tower and an affiliate of one of the Sellers.

As compensation for its services, the Riverview Tower Property Manager or its affiliates is entitled to reimbursements for its out-of-pocket costs and on-site personnel costs and the following compensation:

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1.	A property management fee equal to 3% of the monthly gross revenues from Riverview Tower.

2.	An annual asset management fee equal to 0.6% of the asset value.

On October 11, 2005, we issued a press release announcing the acquisition of Riverview Tower. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before December 21, 2005, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

(c) Exhibits.

Exhibit 99.1    Press Release dated October 11, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: October 12, 2005	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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